EXHIBIT 10.47

December 15, 2000

Marchai Bruchey

[Address]

Dear Marchai:

On behalf of the combined Broadbase/Servicesoft Management and Board of Directors, we are pleased to detail your terms of employment. Our combined company is a major force in the eCRM market and its greatest asset is employees like yourself. We are proud of the accomplishments of Broadbase and Servicesoft individually, and look forward to continued success as we combine two great institutions.

You will hold the position of VP Channel Alliances, reporting to Andy Kieffer.

This letter outlines the proposed terms of your anticipated employment with Broadbase.

•

Your annual salary will be $135,000.00 or $5,625.00 paid semi-monthly. This salary will be subject to review as part of the upcoming annual performance evaluation review process to be completed for Servicesoft employees in January.

•

You currently have 29696 Servicesoft options that will be converted to 42773 options of Broadbase Software upon the merger. The purchase price of the shares covered by the option will be the existing exercise price of your respective options, divided by 1.4404 (the “conversion ratio”). Your original vesting schedule with respect to your existing Servicesoft options will carry over to the converted Broadbase options.

•

In addition to the Broadbase options received from the conversion of your Servicesoft options, you will also be granted 15000 options to purchase Broadbase common shares at a price equal to the closing price of Broadbase shares at the effective date of the grant (which will be on or shortly after the closing of the merger). The grant is subject to approval by the Board of Directors after the closing of the merger and will be governed by the terms set forth in the Company’s standard stock option agreement. Assuming you remain an employee, the option will vest over a 4-year period on a monthly basis commencing on December 15, 2000.

The Company will provide to you medical, dental, holiday, vacation and other benefits available to eligible employees.

You employment at Broadbase is contingent upon your signing the attached Employee Invention Assignment, Confidentiality and Arbitration Agreement. An executed copy of this Agreement will need to be submitted to Michael McCormack, Director of Human Resources, for holding on our behalf, by close of business on Wednesday, December 20, 2000.

Marchai Bruchey

December 15, 2000

You are an “at-will” employee, which means that either you or the Company may end your employment at any time, for any or no reason, and with or without notice. Your employment is not governed by a written or oral contract. This “at-will” nature of your employment cannot be modified except in writing by an executive officer of Broadbase.

We look forward to welcoming you to Broadbase and working together to make the merger with Servicesoft successful. We are excited about the future contributions from the Servicesoft team, and we are confident this will be a mutually rewarding combination for both you and Broadbase. If you have any questions, please do not hesitate to call me or Bonnie Mansoura at 650-614-8300.

Sincerely,

Rusty Thomas
Executive Vice President and
Chief Financial Officer

Employee Signature:	/s/ Marchai B. Bruchey	Date:	1/4/2001

February 22, 2008

Marchai Bruchey

[Address]

Dear Marchai,

The following is an amendment to your offer letter dated December 15, 2000. You will be eligible for separation benefits in one of the following two situations:

First, in the event of a Change in Control Event (as defined below), then (a) 100% of the unvested shares under the stock option described above at the time of such Change in Control Event shall immediately vest, subject to the terms of the Company’s stock option agreement, and (b) in such event, you will also receive a lump-sum separation payment of six (6) months annual base salary. Second, in the event your employment is terminated without Cause, you will receive a lump sum separation payment of six (6) months annual base salary.

A “Change in Control Event” shall mean a change in control of 50% or more of the outstanding stock of the Company, and following such change you are not offered the same or a similar position with the combined entity as held prior to the change of control, or you are terminated without Cause within six months following such change. The separation benefits identified herein shall not apply should your employment be terminated for Cause. “Cause” for your termination will exist at any time after the happening of one or more of the following events:

(i) your gross negligence or willful misconduct in the performance of, or his failure or refusal to perform, his duties with the Company, as determined by the Company’s Board of Directors in good faith;

(ii) unprofessional, unethical or fraudulent conduct or conduct by you that discredits the Company or is detrimental to the reputation, character or standing of the Company;

(iii) dishonest conduct or a deliberate attempt to injure the Company;

(iv) your breach of your Invention Assignment and Confidentiality Agreement, and/or your duty of confidentiality to Company, including, without limitation, your theft, misappropriation and/or misuse of the Company’s proprietary information;

(v) a failure or a refusal by you to comply in any material respect with the reasonable policies, standards or regulations of the Company;

(vi) any unlawful or criminal act which would reflect badly on the Company in the Company’s reasonable judgment;

(vii) Your absence from work without an approved leave; or

(viii) Your death.

Please sign below and return to me or fax to Will Bose, Vice President and General Counsel at 650-614-8301

Sincerely,

Michael S. Fields

Chief Executive Officer

Accepted:

Signature:
Name:	Marchai Bruchey
Date: